Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

            AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 30, 2004, by and among AEGON N.V., a company formed under the laws of The Netherlands (the “Parent”), GPRE ACQUISITION CORP., a Delaware corporation that is wholly owned by Parent (the “Acquiror”), and GLOBAL PREFERRED HOLDINGS, INC., a Delaware corporation (the “Target”). Certain capitalized terms used herein have the meanings ascribed to them in Article VIII, Section 8.1 hereof.

RECITALS

            WHEREAS, the Target is primarily engaged in the business of reinsurance through its direct wholly-owned Bermuda-based subsidiary, Global Preferred Re Limited (“GPRe”);

            WHEREAS, the boards of directors of the Parent, the Acquiror and the Target have determined that a business combination would benefit Parent, Acquiror and Target by generating cost savings, economies of scale, and increased access to capital markets for their common business of providing reinsurance;

            WHEREAS, the Target’s assets are substantially comprised of (i) the entire issued and outstanding share capital of GPRe, consisting solely of two hundred fifty thousand (250,000) shares, par value $1.00 per share (the “Shares”), all of which is held of record and beneficially by the Target, and (ii) the Files and Records (collectively, (i) and (ii) are the “Assets”);

            WHEREAS, other than the Shares, GPRe has no other authorized nor issued share capital, equity interests or other securities that are convertible, redeemable or changeable into shares or other equity interests of GPRe;

            WHEREAS, in a transaction intended to qualify as a reorganization of the Target under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), Target desires to transfer the Assets to the Acquiror in exchange for the Stock Consideration as provided for herein;

            WHEREAS, this Agreement is intended to constitute a “plan of reorganization” as that term is used in Sections 354, 361, and 368 of the Code;

            WHEREAS, the acquisition of the Assets will result in certain administrative and cost efficiencies, enhanced earnings and growth opportunities for the Parent, the Acquiror and their affiliates;

            WHEREAS, the Parent has formed the Acquiror as a direct wholly-owned subsidiary corporation under the Delaware General Corporation Law for the purpose of consummating the Reorganization;

            WHEREAS, the board of directors of the Target has determined that the Reorganization is fair to, and in the best interests of, the Target’s stockholders; and

            WHEREAS, the Reorganization will be effected as follows: (i) at the Closing, the Target will transfer the Assets to the Acquiror, and in consideration therefore, the Parent or the Acquiror will deliver to the Target the Stock Consideration, and (ii) not later than twelve (12) months after the Closing Date, the Target will dissolve, and pursuant to the dissolution, will distribute to the holders of the Target Common Stock, the Stock Consideration and the other remaining assets of the Target not transferred to the Acquiror pursuant to the terms of this Agreement, subject to arrangements that adequately provide for the payment of all liabilities and obligations of the Target as provided in Section 4.5 of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF ASSETS; THE CLOSING

            Section 1.1 Transfer of the Assets

            Subject to the satisfaction of all of the conditions to each party’s obligations set forth in Article V (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), on the Closing Date the Target will exchange, convey, assign, transfer and deliver all of Target’s right, title and interest in and to the Assets free and clear of any and all Liens, and the Acquiror will acquire, accept and pay for, as hereinafter provided, the Assets. The Acquiror shall not assume any liability, duty, obligation or commitment of any nature whatsoever from the Target, and the Target shall retain liability for all of the Target’s liabilities, duties, obligations or commitments of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown). Without limiting the generality of the foregoing, neither the Acquiror nor the Parent shall in any way be liable for any liabilities of the Target, and no obligation to assume, perform, discharge or indemnify any Person, including the Target or any stockholder of the Target, shall be deemed to have been created in connection with this Agreement or the transactions contemplated hereby.

            Section 1.2 Consideration for the Assets

            The consideration exchanged by the Acquiror for the Assets shall consist solely of the Stock Consideration.

            Section 1.3 Time and Place of Closing

            The Closing will take place at the office of Morris, Manning & Martin, LLP, 3343 Peachtree Road, N.E., Suite 1600, Atlanta Financial Center, Atlanta, Georgia 30326, and will be held at 10:00 a.m. EST on the third (3rd) Business Day following the date that all conditions to closing specified herein are satisfied or waived by the party or parties permitted to do so or at such other place or time or both as the parties may agree. Legal title, equitable title and risk of loss with respect to the Assets shall not pass to Acquiror until the Assets are transferred at the Closing and a notation indicating such transfer has been made in GPRe’s Register of Members, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of the Effective Time.

            Section 1.4 Deliveries by the Target

            At the Closing, the Target shall deliver the following to the Acquiror:

(a)	a duly executed bill of sale together with such other appropriate instruments of transfer as the Acquiror may reasonably request, transferring the Assets to the Acquiror as of the Effective Time;

(b)	share certificates representing the Shares duly endorsed or accompanied by an executed instrument of share transfer whereby the Acquiror is identified as the transferee of the Shares, with any required transfer stamps affixed thereto;

(c)	the Files and Records;

(d)	the certificates contemplated by Section 5.3;

(e)	the audited statutory balance sheet as of December 31, 2004 and the related statement of results of GPRe operations for the year ending on such date, prepared in accordance with statutory accounting principles and, if available, the unaudited statutory balance sheet as of March 31, 2005 and the related statement of results of GPRe operations for the quarter ending on such date, prepared in accordance with Bermuda statutory accounting principles (the “Financial Statements”); and

(f)	a copy of the resolutions of the board of directors of the Target as well as a copy of the resolutions of stockholders of Target authorizing and approving this Agreement and all other transactions and agreements contemplated hereby in each case certified by its Secretary or an Assistant Secretary to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

            Section 1.5 Deliveries by the Parent or the Acquiror

            At the Closing, the Parent or the Acquiror shall deliver the following to the Target:

(a)	stock certificates representing the Stock Consideration;

(b)	the certificates contemplated by Section 5.2; and

(c)	evidence of the authorization and approval by each of the Executive Board of the Parent and the board of directors of Acquiror of this Agreement and all other transactions and agreements contemplated hereby certified by the Secretary or Assistant Secretary of each to be true, correct, complete and in full force and effect and unmodified as of the Closing Date or, in the alternative, certification by the respective Secretaries or Assistant Secretaries of such authorization and approval.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE TARGET

            Except as set forth in the schedule prepared and certified by an appropriate officer of the Target and delivered to the Acquiror at or prior to the execution of this Agreement setting forth specific exceptions to the Target’s representations and warranties set forth herein (the “Target Disclosure Schedule”) and indicating the specific representations to which they relate, the Target represents and warrants to the Acquiror and the Parent as set forth below:

            Section 2.1 Organization

            The Target is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Target and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would be immaterial to the conduct of the business of the Target and its subsidiaries. GPRe is a company duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of Bermuda and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Target has heretofore delivered to the Acquiror true and complete copies of the certificate of incorporation, memorandum of association and bylaws of GPRe as are currently in effect. GPRe is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary.

            Section 2.2 Authority Relative to this Agreement

            The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to obtaining the approval of the holders of a majority of the shares of Target Common Stock entitled to vote thereon at the Target’s Stockholder Meeting (the “Target Stockholder Approval”), perform its obligations hereunder, and transfer the Assets to the Acquiror. Without limiting the generality of the foregoing, the board of directors of the Target has duly authorized the execution, delivery, and performance of this Agreement by the Target. Further, the board of directors of GPRe has duly authorized the transfer of the Shares to the Acquiror, subject to the receipt of (a) the required permission of the Bermuda Monetary Authority and (b) a duly executed instrument of share transfer. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, except that (i) such enforcement may be limited or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limited creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding relating thereto may be brought.

            Section 2.3 Consents and Approvals; No Violations

            Except as would not have a Material Adverse Effect on the Target or GPRe, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, subject to the parties’ compliance with clauses (a) — (f) set forth in the following sentence, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Target or GPRe is subject or any provision of the charter or bylaws of the Target or GPRe, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, in each case any material respect, under any agreement, note, indenture, contract, lease, license, instrument, or other arrangement to which the Target or GPRe is a party or by which it is bound or to which any of the Assets are subject (or result in the imposition of any material Lien upon the Assets). Except for (a) the filing of any required notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder; (b) the filing with the SEC of a proxy statement in definitive form relating to the Target’s Stockholder Meeting to be held in connection with this Agreement, the transactions contemplated hereby and the Reorganization; (c) the filing and declaration of effectiveness of the registration statement on Form F-4 and all other filings required under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or applicable state securities laws relating to the shares of Parent Common Stock comprising the Stock Consideration; (d) the filing of any notification and report forms required to be filed with the Bermuda Monetary Authority in accordance with the Insurance Act 1978 of Bermuda (the “Insurance Act”) and receipt from such authority of consent for the transfer of the Shares by the Target to the Acquiror; (e) obtaining the approval of this Agreement, the transactions contemplated hereby and the Reorganization by the holders of a majority of the shares of Target Common Stock; and (f) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target or GPRe, no notice to, filing with, and no permit, authorization, consent or approval of any Governmental Entity or any private Person is necessary for the consummation by the Target of the transactions contemplated by this Agreement.

            Section 2.4 Broker’s Fees

            Other than fees and commissions owed to the entities listed in Section 2.4 of the Target Disclosure Schedule, the Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

            Section 2.5 SEC Reports; Undisclosed Liabilities; Financial Statements

(a)	Since January 1, 2001 the Target has in all material respects timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission (“SEC”). The Target has made available to the Acquiror true copies of all such filings, together with all exhibits thereto (“SEC Reports”).

(b)	All of the financial statements included in the SEC Reports fairly presented in all material respects the consolidated financial position of the Target as at the dates mentioned and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (subject to any exceptions specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal audit adjustments). As at the respective dates of the consolidated balance sheets of the Target included in such SEC Reports, the SEC Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the SEC Reports, as at the respective dates of the respective consolidated balance sheets contained therein, neither the Target nor GPRe had any liabilities, duties, obligations or commitments of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown) required by GAAP to be set forth on a consolidated balance sheet of the Target and its consolidated subsidiaries or in the notes thereto.

(c)	Set forth in Section 2.5(c) of the Target Disclosure Schedule are the audited statutory balance sheet and related statements of GPRe’s operations for the year ended December 31, 2003 and GPRe’s unaudited statutory balance sheet as of September 30, 2004 and the related statements of GPRe’s results of operations as of such date (collectively, referred to as the “GPRe Financial Statements”). The GPRe Financial Statements do, and the Financial Statements will, fairly present, in all material respects, in accordance with Bermuda statutory accounting principles applied on a consistent basis, the financial position of GPRe as of such dates and its results of operations for such periods, except in the case of such unaudited statements, for normal recurring year end adjustments, which adjustments will not be material. Except as set forth in the GPRe Financial Statements or the Financial Statements, as of the respective dates of the respective balance sheets contained in the GPRe Financial Statements and the Financial Statements, GPRe did not, and in the case of the Financial Statements will not, have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) required by Bermuda statutory accounting principles to be set forth on a balance sheet of GPRe or in the notes thereto.

            Section 2.6 Taxes and Tax Returns

(a)	Each of the Target and GPRe have (i) duly filed (or there has been filed on each of their behalf) with appropriate governmental authorities all Tax Returns required to be filed by each of them and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis (taking into account any extension of time within which to file), except to the extent any failure to file or failure to be true, complete and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Target or GPRe; and (ii) duly paid in full within the time and in the manner prescribed by law, or made provisions in accordance with statutory accounting principles with respect to Taxes for all other periods whether or not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of, all Taxes for all Tax periods ending on or prior to the respective dates of the GPRe Financial Statements and will pay, or make provisions with respect to Taxes not yet due and payable, all Taxes for all Tax periods ending on or prior to the date of the Financial Statements, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Target or GPRe; and (iii) kept all material records that it is required to keep for Tax purposes.

(b)	No federal, state, local or foreign Tax audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any material Taxes or Tax Returns of the Target or GPRe, and no issues have been raised in writing by any Tax authority and not fully settled in connection with any material Tax or Tax Return of either the Target or GPRe.

(c)	Neither the Target nor GPRe is party to any agreement relating to the allocation or sharing of Taxes, other than agreements between the Target and GPRe. Neither the Target nor GPRe has been a member of an affiliated group filing a U.S. consolidated federal income tax return (other than a group the common parent of which was the Target) or an affiliated, consolidated, combined or unitary group for state income tax return purposes (other than a group the common parent of which was the Target) or (ii) has any liability for Taxes of any Person (other than the Target and GPRe) under United States Treasury Regulation Section 1.1502-6

(or any provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither the Target nor GPRe is currently under (i) any obligation to pay any amounts as a result of being party, or having been party, to any Tax sharing agreement, other than agreements among the Target and GPRe or (ii) any express or implied obligation to indemnify any other person for Taxes.

(d)	There are no Tax Liens upon any asset of the Target or GPRe except Liens for Taxes not yet due or Taxes that are being contested in good faith by appropriate proceedings.

(e)	Other than those filing extensions listed in Section 2.6(e) of the Target Disclosure Schedule, neither the Target nor GPRe is currently under an extension of time for the filing of any Tax Returns or other documents relating to Taxes.

(f)	The Target and GPRe have made all deductions or withholding in respect, or on account, of any Taxes from any payments made by them that they are obliged to make and have accounted in full to the appropriate authority for all amounts so deducted.

(g)	Other than as described in Section 2.6(g) of the Target Disclosure Schedule, neither the Target nor GPRe is treated for any Tax purpose as resident in a country other than the country of its incorporation, nor does either of them have (nor has either of them, within the past six years, had) a branch, agency or permanent establishment in a country other than the country of its incorporation. No claim has been made by any Tax authority in a jurisdiction where the Target or GPRe does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)	Other than the tax charges, accruals and reserves listed in Section 2.6(h) of the Target Disclosure Schedule, the charges, accruals and reserves for Taxes reflected on the GPRe Financial Statements are, and in the case of the Financial Statements will be, adequate to cover all material liabilities for Taxes of GPRe through the respective dates thereof.

(i)	No statute of limitations shall remain open as a result of it having been waived or extended with respect to the payment or collection of Taxes for the Target or GPRe.

(j)	No power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect the Target or GPRe.

(k)	GPRe has properly and timely made an election under Section 953(d) of the Code to be treated as a U.S. corporation for U.S. federal income tax purposes and such election is valid and remains in effect.

            Section 2.7 Compliance with Laws

            The Target and GPRe are each in compliance with and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the Assets or the business and the assets of the Target or GPRe, and no notice, charge, claim or action has been received by the Target or GPRe, or has been filed, commenced or, to the Target’s knowledge, threatened against the Target or GPRe, alleging any such violations. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

            Section 2.8 Litigation

            As of the date of this Agreement, neither the Target nor GPRe is the subject of any material claim, action, suit, proceeding, arbitration, investigation pending or, to the knowledge of the Target, threatened. Neither the Target nor GPRe is a party or subject to the provisions of any material order or decree of any Governmental Entity. There is no action, suit, proceeding, arbitration or investigation by or before any Governmental Entity currently pending or, to the knowledge of the Target, threatened against either GPRe or the Target nor do either of the Target or GPRe intend to initiate any such action, suit, proceeding, arbitration or investigation.

            Section 2.9 [DELETED]

            Section 2.10 Delaware General Corporation Law

            The Delaware General Corporation Law anti-takeover provisions are inapplicable to this Agreement and the transactions contemplated hereby.

            Section 2.11 Contracts and Commitments

            Section 2.11(a) of the Target Disclosure Schedule lists all material agreements, contracts, plans, leases, arrangements or commitments to which GPRe is a party (the “Contracts”). Each Contract is a valid and binding agreement of GPRe and is in full force and effect, and neither GPRe nor, to the knowledge of the Target, any other party thereto is in default or breach in any material respect under the terms of such Contract. True and complete copies of each Contract have been provided by the Target to the Acquiror, other than Contracts between Target or GPRe and Parent or an affiliate of Parent. No consent or notice is required to be obtained or given under any Contract in connection with the transactions contemplated by this Agreement. Section 2.11(b) of the Target Disclosure Schedule lists all material outstanding commitments or proposals of GPRe. Section 2.11(c) of the Target Disclosure Schedule lists all material agreements, contracts, plans, leases, arrangements or commitments to which the Target is a party which are used by the Target in the conduct of the business of GPRe (the “Target Contracts”).

            Section 2.12 Fairness Opinion

            The board of directors of the Target has received an opinion, dated as of the date hereof, from Cochran, Caronia & Co. to the effect that as of such date the Stock Consideration to be received by the holders of Target Common Stock pursuant to this Agreement and the Reorganization is fair to such stockholders from a financial point of view.

            Section 2.13 Environmental Matters

            Except as disclosed in Section 2.13 of the Target Disclosure Schedule:

(a)	there are not any past or present conditions or circumstances related to matters subject to any Environmental Law that interfere in any material respect with the conduct of the business of GPRe in the manner now conducted or which interfere in any material respect with compliance with any order or any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

(b)	there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of GPRe, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) material liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) material claims arising for personal injury, property damage, or damage to natural resources; and

(c)	GPRe has not (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

            Section 2.14 Full Disclosure

            No representation or warranty by the Target in this Agreement and no statement contained in any schedule or certificate furnished or to be furnished by the Target to the Acquiror and/or the Parent, or any of their representatives pursuant to the provisions hereof, taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

            Section 2.15 Insurance

            The Target and GPRe maintain insurance coverage reasonably customary or adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance) and Section 2.15 of the Target Disclosure Schedule sets forth a complete list of all such coverages, provided nothing in this Section 2.15 shall relate to reinsurance coverage provided by GPRe or reinsurance maintained by Target or GPRe as retrocession. There is no claim by the Target or GPRe pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and GPRe has otherwise complied fully with the terms and conditions of all such policies. Neither the Target nor GPRe knows of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

            Section 2.16 GPRe Intellectual Property; Computer Software

(a)	GPRe owns, or possesses adequate rights to use all material Intellectual Property that is used in the conduct of the business of GPRe. Neither the Target nor GPRe has received any notice of any conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property owned or licensed by the Target or GPRe. To the knowledge of the Target, the conduct of business by the Target and GPRe as currently conducted does not conflict in any material respect with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of any other Person, or any other rights with respect to Intellectual Property. To the knowledge of the Target, there is no material infringement of any proprietary right owned by or licensed by or to the Target or GPRe. As used in this Agreement, the phrase “Intellectual Property” means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, mask works, technical information (whether confidential or otherwise), and all documentation thereof, provided that, as used herein “Intellectual Property” shall not include “Computer Software” (as defined below). Section 2.16(a) of the Target Disclosure Schedule sets forth a list and brief description of all registered Intellectual Property. There are no infringement suits, actions or proceedings pending or, to the knowledge of Target, threatened against the Target or GPRe with respect to any software owned or licensed by the Target or GPRe, which, if determined adversely, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on either the Target or GPRe.

(b)	Section 2.16(b) of the Target Disclosure Schedule lists all material Computer Software owned or licensed by GPRe and used in the conduct of the business of GPRe. GPRe owns, or possesses valid license rights to, all such Computer Software. Section 2.16(c) of the Target Disclosure Schedule lists all material Computer Software owned or licensed by Target and used by Target in the conduct of the business of GPRe, but not licensed to GPRe. As used herein, “Computer Software” shall mean computer software programs and any documentation, reports and databases associated therewith, provided such term shall not include any such items owned or used by third parties in providing services or information to the Target or GPRe.

            Section 2.17 Capitalization; Title

            The authorized share capital of GPRe as of the date hereof consists of two hundred fifty thousand (250,000) shares, par value $1.00 per share (the “Authorized GPRe Common Stock”), of which as of the date hereof, only the Shares were issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

            There are no shares or other securities of GPRe authorized or issued and outstanding other than the Shares. There are (i) no outstanding securities convertible into or exchangeable for shares or securities of GPRe or (ii) no options or other rights to acquire any securities of GPRe, or other obligations of GPRe to issue any shares or other securities of GPRe or securities convertible into or exchangeable for shares or other securities of GPRe. None of the Shares were issued in violation of any preemptive rights. There are no outstanding obligations to repurchase, redeem or otherwise acquire any securities of GPRe.

            The Target is the record and beneficial owner of all of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and is free to transfer and deliver to the Acquiror at the Closing valid title to the Shares free and clear of any Lien and any other limitation or restriction, subject to (1) obtaining approval for such transfer from (i) the board of directors of the Target, (ii) the board of directors of GPRe, (iii) the holders of a majority of the shares of Target Common Stock and (iv) the Bermuda Monetary Authority; (2) the filing of any required notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder; and (3) the filing and declaration of effectiveness of the registration statement on Form F-4 and compliance with the Securities Act, the Exchange Act or applicable state securities laws relating to the shares of Parent Common Stock comprising the Stock Consideration. There are no Subsidiaries of GPRe.

            Section 2.18 GPRe Assets

            Section 2.18 of the Target Disclosure Schedule lists all of the material assets owned by GPRe and used in the conduct of GPRe’s business. On the Closing Date, GPRe will have good and marketable title to the assets listed in Section 2.18 of the Target Disclosure Schedule free and clear of any Liens. On the Closing Date, all of the assets listed in Section 2.18 of the Target Disclosure Schedule shall be in the possession and control of GPRe. All assets listed in Section 2.18 of the Target Disclosure Schedule are in good operating condition. Other than the personnel, office equipment, computers, computer network hardware and software, internet access, telecommunications equipment, supplies, facilities, furniture, the Target Contracts and the Computer Software listed in Section 2.16(c) of the Target Disclosure Schedule used by the Target in the conduct of the business of GPRe, the Target believes that the assets listed in Section 2.18 of the Target Disclosure Schedule are reasonably adequate to conduct the business of GPRe as conducted by the Target as of the date hereof. From and after the Closing Date, the Target will have sufficient liquid assets remaining to satisfy all of its outstanding liabilities as part of the Reorganization; provided, however, the Target may, and otherwise has the authority to, sell any remaining post-Closing assets, including, without limitation, any Stock Consideration, to the extent necessary to pay the Target’s retained liabilities and to pay the holders of Target Common Stock cash in lieu of any fractional shares.

            Section 2.19 Accounts Receivable

            Section 2.19 of the Target Disclosure Schedule sets forth an accounts receivable aging schedule for GPRe as of June 30, 2004. All accounts, notes receivable and other receivables reflected on the GPRe Financial Statements and in Section 2.19 of the Target Disclosure Schedule and all accounts and notes receivable arising from or otherwise relating to the business of GPRe as of the Closing Date will be valid contractual obligations arising from sales actually made or services actually performed in the ordinary course of business. All accounts, notes receivable and other receivables arising out of or relating to the business of GPRe as of the date of the GPRe Financial Statements have been included in the GPRe Financial Statements, to the extent required by statutory accounting principles, and all accounts, notes receivable and other receivables arising out of or relating to the business of GPRe as of the date of the Financial Statements will be included in the Financial Statements, to the extent required by statutory accounting principles.

            Section 2.20 Unlawful Payments

            Neither the Target nor GPRe nor any of their respective directors, officers, employees and agents has made, offered to make or authorized the unlawful payment or giving anything of value to any governmental authority, political party or candidate for political office or any other person for the purposes of (a) illegally influencing or affecting any act, decision or omission of a governmental authority, political party or official or political candidate or (b) illegally assisting the Target or GPRe in obtaining or retaining business for or with, or directing business to, any person. No funds or assets of GPRe have been used for illegal purposes. No unrecorded fund or asset of GPRe has been established for any purpose that would violate any law, rule or regulation.

            Section 2.21 Absence of Changes or Events

            Since December 31, 2003, or as otherwise disclosed in the SEC Reports or in the Target Disclosure Schedule, there has not been (i) any change on a consolidated basis in the business, financial condition or the annual earnings capacity of the Target or GPRe which, individually or in the aggregate, constituted a Material Adverse Effect on the Target or GPRe, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Target’s and/or GPRe’s outstanding share capital, other than Permitted GPRe Distributions, (iii) any split, combination or reclassification of any of Target’s and/or GPRe’s outstanding share capital or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target’s and/or GPRe’s outstanding share capital, (iv) any change in accounting or tax methods, principles or practices by either the Target or GPRe affecting their assets, liabilities or business, except insofar as may be appropriate to conform to changes in required accounting rules or generally accepted accounting principles and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Target or GPRe, (v) any entry by GPRe into any employment relationship or independent contractor agreement or (vi) except for changes in a manner consistent with recent past practice or consistent with current industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of either the Target or GPRe.

            Section 2.22 Registration Statement, Etc.

            None of the information supplied or to be supplied by the Target for inclusion or incorporation by reference in (a) the registration statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the transaction described herein, (b) the proxy statement/prospectus to be mailed to the holders of the Target Common Stock in connection with the Target’s Stockholder Meeting to be called to consider this Agreement, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the registration statement, when it becomes effective, will cause the registration statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading; or, in the case of the proxy statement/prospectus, when first mailed to the holders of the Target Common Stock, or in the case of the proxy statement/prospectus or any amendment thereof or supplement thereto, at the time of the Target’s Stockholder Meeting, will cause the proxy statement/prospectus or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 2.23 Real Estate Ownership/Leasehold Interests

            GPRe does not and has never had an ownership interest in any real property. GPRe does not have and has never had any leasehold interests in any leased properties. All material assets used in the business of GPRe are free and clear of all liens, except for liens that, individually and in the aggregate, do not materially interfere with the ability of GPRe to conduct it business as currently conducted.

            Section 2.24 Employment/Labor Matters

            GPRe does not and has never had any employees. GPRe does not and has never had any employment compensation, welfare or benefit plans of any type. GPRe has no consulting or independent contractor agreements with any Person, except as set forth in Section 2.24 of the Target Disclosure Schedule.

            Section 2.25 Bulk Sales

            No “bulk sales” or similar statute is applicable to the transactions contemplated by this Agreement, and no filings or other compliance measures related to bulk sales are required to effect the transactions contemplated by this Agreement in compliance with applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR

            The Parent and the Acquiror represent and warrant to the Target as set forth below:

            Section 3.1 Organization, Good Standing and Power

            The Parent and the Acquiror are corporations duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The Parent has made available to the Target complete and correct copies of its and the Acquiror’s articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof.

            Section 3.2 Authority; Enforceability

            Each of the Parent and the Acquiror has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of each of the Parent and the Acquiror and this Agreement has been duly executed and delivered by the Parent and the Acquiror and constitutes the valid and binding obligation of each such party, enforceable against each of them in accordance with its terms and conditions, except that (i) such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding relating thereto may be brought.

            Section 3.3 Non-Contravention; Consents

(a)	Except as would not have a Material Adverse Effect on the Parent, neither the execution, delivery and performance by the Parent or the Acquiror of this Agreement, nor the consummation by the Parent or the Acquiror of the transactions contemplated hereby, nor compliance by the Parent or the Acquiror with any of the provisions hereof, will: (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent or the Acquiror, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which the Parent is a party, or by which the Parent may be bound, or to which the Parent or the properties or assets of the Parent may be subject; or (ii) subject to compliance with the statutes and regulations referred to in Section 3.3(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its properties or assets.

(b)	Except for (i) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating insurance in certain foreign jurisdictions in which the Parent’s Subsidiaries operate their businesses, and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of any required notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iii) the filing of applications and notices, as applicable, with foreign Governmental Entities under any applicable foreign competition laws, and the approval of such applications by such Governmental Entities, if required, (iv) the filing with the SEC of a proxy statement in definitive form relating to the Target’s Stockholder Meeting to be held to consider this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form F-4 relating to the Parent Common Stock, and (v) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, no notices to, consents or approvals of, or filings or registrations with, any Governmental Entity or with any self-regulatory authority are necessary in connection with the execution and delivery by the Parent and the Acquiror of this Agreement and the consummation by the Parent or the Acquiror of the transactions contemplated hereby.

(c)	None of the information supplied or to be supplied by the Parent or Acquiror to the Target or GPRe for use by the Target or GPRe to obtain the consent of the Bermuda Monetary Authority for the transfer of the Shares by the Target to the Acquiror will contain any untrue statement of material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading.

            Section 3.4 Broker’s Fee

            Neither the Parent nor the Acquiror have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

            Section 3.5 Interim Operations of the Acquiror

            The Acquiror was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            Section 3.6 Litigation

            Except as disclosed in the Parent Reports, neither the Parent nor the Acquiror is a party to any pending or, to the knowledge of the Parent, threatened, claim, action, suit, investigation or proceeding which would reasonably be expected to have a Material Adverse Effect on the Parent or the Acquiror. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against the Parent or the Acquiror which, either individually or in the aggregate, has had or would have a Material Adverse Effect on the Parent or the Acquiror.

            Section 3.7 Registration Statement, Etc.

            None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (a) the registration statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the transaction described herein, (b) the proxy statement/prospectus to be mailed to the holders of the Target Common Stock in connection with the Target’s Stockholder Meeting to be called to consider this Agreement, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the registration statement, when it becomes effective, will cause the registration statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading; or, in the case of the proxy statement/prospectus, when first mailed to the holders of the Target Common Stock, or in the case of the proxy statement/prospectus or any amendment thereof or supplement thereto, at the time of the Target’s Stockholder Meeting, will cause the proxy statement/prospectus or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation made in this Section shall not be deemed to be made with respect to any information relating to the Target or GPRe or based upon information that is provided by or on behalf of the Target or GPRe.

            Section 3.8 SEC Reports

            Since January 1, 2001, the Parent has in all material respects timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC. The Parent has made available to the Target true copies of all such filings, together with all exhibits thereto (the “Parent Reports”). The Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation made in this Section shall also be deemed to be made by the Parent to the Target immediately prior to the Closing, but with reference to all information filed by the Parent with the SEC prior to the Closing, other than information relating to the Target or GPRe or based upon information that is provided by or on behalf of the Target or GPRe.

            Section 3.9 Parent Common Stock; Registration

            At the Closing Date, the shares of Parent Common Stock comprising the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable, their transfer in connection with this Agreement will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws, such shares of Parent Common Stock shall be listed on, and freely tradable on, the New York Stock Exchange at and subsequent to the Closing Date, so that the same shall be eligible for sale through the facilities of the New York Stock Exchange without restriction or limitation, and will be “voting stock” within the meaning of Section 368(a)(1)(C) of the Code, and will not be “preferred stock” within the scope of Section 351(g) of the Code.

            Section 3.10 Capitalization

            The authorized capital stock of the Parent consists of three billion (3,000,000,000) shares of Parent Common Stock, par value EUR 0.12 per share, and one billion (1,000,000,000) Preferred Shares, par value EUR 0.25 per share, of which five hundred million (500,000,000) are designated class A Preferred Shares and five hundred million (500,000,000) are designated class B Preferred Shares. As of November 30, 2004, one billion five hundred fifty-two million six hundred eighty-five thousand fifty-three (1,552,685,053) shares of Parent Common Stock, two hundred eleven million six hundred and eighty thousand (211,680,000) of class A Preferred Shares, and sixteen million nine hundred thousand (16,900,000) of class B Preferred Shares were issued and outstanding.

ARTICLE IV

COVENANTS

            Section 4.1 Conduct of Business of GPRe

            Except as expressly permitted or required by this Agreement, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1 hereof:

(a)	the Target and GPRe will conduct their businesses and operations only in the ordinary and usual course of business, consistent with past practice; provided that (A) the Target and GPRe may endeavor to sell (i) assets of the Target, other than the Shares, and (ii) the Non-WRL Assets of GPRe in accordance with Section 4.18; and (B) GPRe may pay operating expenses, consistent with past practice, including, without limitation operating expense payments to Target, up to an average of $8,000 per day for the period from the date of this Agreement to the Effective Time;

(b)	except as otherwise consented to by the Parent or the Acquiror in writing or as required by law (and in such event reasonably prompt notice will be provided to the Parent), the Target will not cause, nor permit (i) any change to any provision of GPRe’s constituent documents; (ii) GPRe to declare or pay any dividend or make any distribution with respect to any Shares, other than Permitted GPRe Distributions; (iii) GPRe to directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding shares or any other securities issued by it; (iv) GPRe to change the number of shares of its authorized share capital; (v) GPRe to issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued stock or any securities convertible into or exchangeable for shares of such stock; (vi) GPRe to directly or indirectly issue or sell any shares or any other securities; and (vii) any solicitation or encouragement of the submission of any acquisition proposal for the shares or substantially all of the assets of GPRe or the Target other than that of Parent or the Acquiror;

(c)	without the prior written consent of the Parent or the Acquiror, which will not be unreasonably withheld or delayed, the Target will not, nor will it permit GPRe to:

(i)	amalgamate, merge or consolidate with any other Person;

(ii)	sell, lease, license or otherwise dispose of any assets or property, other than (A) the assets of the Target other than the Shares or (B) the investment assets of GPRe as permitted pursuant to Section 4.1(d)(ix);

(iii)	make or pay any dividend or other distribution payable with respect to any of its shares, other than Permitted GPRe Distributions;

(iv)	cause or permit any material damage, destruction or other casualty loss (whether or not covered by insurance) to or affecting the Assets or the business of GPRe;

(v)	enter into any new reinsurance agreement either as reinsurer or as retrocessionaire; or

(vi)	enter into any agreement or agree or commit to do any of the foregoing; and

(d)	except to the extent any such action would not, individually or in the aggregate have a Material Adverse Effect on the Target or GPRe, without the prior written consent of the Parent or the Acquiror, which will not be unreasonably withheld or delayed, the Target will not permit GPRe to:

(i)	make any loans, advances or capital contributions to, or investments in, any other entity or person, on behalf of GPRe, if the receivable with respect to such loan would constitute an asset of GPRe;

(ii)	enter into any agreement, commitments, contracts, or modifications thereto;

(iii)	take any other action which would cause any of the representations and warranties of the Target set forth in Article II not to be true and correct in any material respect as of the date of this Agreement and as of the Closing Date as though made as of such date;

(iv)	incur, assume or guarantee any indebtedness;

(v)	cancel any debts or waive any claims or rights;

(vi)	fail to perform its obligations under Contracts to which Target is a party;

(vii)	enter into any modification or amendment of any existing reinsurance agreement either as reinsurer or as retrocessionaire;

(viii)	change current accounting methods, principles, practices or its fiscal year or make any material Tax election;

(ix)	alter the mix of investment assets of GPRe or the duration or credit quality of such assets; or

(x)	enter into any agreement or agree or commit to do any of the foregoing.

            Section 4.2 Consents

            Subject to the terms and conditions herein provided and Section 4.12, the Acquiror, the Parent and the Target shall use their respective reasonable best efforts to obtain all consents and approvals (including any approval pursuant to the HSR Act) required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the transactions contemplated by this Agreement.

            Section 4.3 Reasonable Best Efforts; Further Assurances

            Subject to the terms and conditions herein provided, each of the Target, the Parent and the Acquiror shall take all actions reasonably necessary to comply promptly with all applicable laws which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and shall promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such party regarding the consummation of the transactions contemplated by this Agreement. The Target, the Parent and the Acquiror shall take all actions reasonably necessary to obtain (and shall cooperate with each other in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required, respectively, to be obtained or made by the Target, by the Parent or by the Acquiror in connection with the taking of any action contemplated by this Agreement. After the Closing, any out-of-pocket expenses related to the foregoing shall be borne by the party incurring such expenses.

            If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties hereto shall take, or cause to be taken, all such necessary action.

            None of the Target, the Parent nor the Acquiror shall knowingly take any action, or knowingly fail to take any action, that would reasonably be likely to jeopardize the Reorganization contemplated herein from qualifying as a reorganization under Section 368(a) of the Code.

            Section 4.4 Publicity

            So long as this Agreement is in effect, neither the Parent, directly or through the Acquiror, nor the Target, directly or through GPRe, shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby or thereby without prior written approval from the other party, except as may be required by law.

            Section 4.5 Dissolution

(a)	Within twelve (12) months after the Closing Date (“Dissolution Period”), the Target will effect the Dissolution pursuant to which the Target will distribute, in complete liquidation, all remaining shares of Parent Common Stock received as the Stock Consideration and all other assets that were retained by the Target and not transferred to the Acquiror pursuant to this Agreement to the holders of the Target Common Stock. If deemed necessary, appropriate or desirable by the board of directors of the Target, in its absolute discretion, in furtherance of the Dissolution, as a final liquidating distribution or from time to time during the Dissolution Period, the Target may transfer any remaining post-Closing assets to one or more liquidating trusts for the benefit of its stockholders.

(b)	The Target will satisfy all conditions and requirements for its Dissolution during the Dissolution Period.

(c)	During the Dissolution Period, the Target will permit the Acquiror and its auditors, during normal business hours with prior notice, to have access to and examine and make copies of all books and records of the Target relating to the Dissolution (including correspondence, memoranda, books of account and the like) that are not subject to attorney-client privilege of the Target.

(d)	During the Dissolution Period, the Target shall not sell, transfer or otherwise distribute any of the Stock Consideration, or commit to do any of the foregoing, to any Person other than to the holders of the Target Common Stock as contemplated by the Reorganization; provided, however, the Target may, and otherwise has the authority to, sell any remaining post-Closing assets, including, without limitation, any Stock Consideration, to the extent necessary to pay the Target’s retained liabilities and to pay the holders of Target Common Stock cash in lieu of any fractional shares.

            Section 4.6 Sales and Transfer Taxes

            All sales and transfer Taxes incurred in connection with the transactions contemplated by this Agreement (other than withholding or other Taxes imposed under Dutch tax law or regulation) will be borne by the Target and the Target will, at its own expense file all necessary Tax Returns and other documentation with respect to all such sales, transfer and recording Taxes, and, if required by law, the Acquiror and/or Parent will join in the execution of any such Tax Returns or other documentation.

            Section 4.7 Notices of Certain Events

            Each party shall give written notice to the other party upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party set forth within this Agreement.

            Each party shall promptly notify the other party of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)	any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Target threatened against, relating to or involving or otherwise affecting the Target, GPRe, the Assets or the business of GPRe.

            Section 4.8 Approval and Consummation of the Transaction

            Promptly after the declaration of effectiveness of the registration statement for registration of the Stock Consideration as set forth in Section 4.12 below, the Target shall deliver to its stockholders an information and proxy statement/prospectus which shall contain, among other things, the recommendation of the Target’s board of directors to adopt and approve both (i) the Target’s plan of liquidation and dissolution, and the authority of the Target to act in accordance with the Target’s plan of liquidation and dissolution, and (ii) this Agreement and the transactions contemplated by this Agreement. Except as expressly permitted by Section 4.9(d), the Target’s board of directors (or any committee thereof) shall not (1) withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Acquiror or the Parent, its recommendation that the Target’s stockholders vote in favor of the adoption and approval of the transactions contemplated by this Agreement and the Target’s plan of liquidation and dissolution, (2) recommend or propose to recommend the approval of or adoption of any Acquisition Proposal (as defined in Section 4.9(a) below), (3) adopt or approve or propose to adopt or approve any Acquisition Proposal, (4) cause or permit the Target to enter into any letter of intent, letter of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture, partnership or other agreement (each, an “Acquisition Agreement”) constituting or referring to or which is intended to or is reasonably likely to lead to an Acquisition Proposal, and (5) agree or resolve to take any of the actions prohibited by subclauses (1) through (4) above.

            Section 4.9 Exclusivity and Acquisition Proposals.

(a)	The Target shall immediately terminate any discussions or negotiations with any Person, other than the Acquiror, relating to any proposal for the acquisition of the Target, GPRe, the sale of the Target’s securities (other than under employee benefit plans), or assets of GPRe (each, an “Acquisition Proposal”). Unless otherwise permitted under this Section 4.9, from and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Target specifically shall not, and the Target shall use all reasonable commercial efforts to cause its directors, officers, employees, stockholders, financial advisors, agents and affiliates not to, directly or indirectly, (i) solicit, conduct discussion with or engage in negotiation with any Person (other than the Acquiror and its affiliates, agents and representatives) relating to an Acquisition Proposal, (ii) provide information concerning the Target or GPRe to, or afford access to the properties, books or records of the Target to, any Person (other than the Acquiror and its affiliates, agents and representatives), or enter into any agreement or understanding with, any Person (other than the

Acquiror and its affiliates, agents, and representatives) relating to, constituting or reasonably likely to lead to an Acquisition Proposal, or (iii) approve, endorse or recommend an Acquisition Proposal of any Person (other than that of the Acquiror as set forth in and as consistent with this Agreement); provided, however, that so long as the Target complies with the terms of this Section 4.9,nothing contained in this Section 4.9 shall prohibit the board of directors of the Target from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to an unsolicited tender or exchange offer that constitutes an Acquisition Proposal.

(b)	As promptly as practicable after receipt of any Acquisition Proposal or request for nonpublic information or inquiry which the Target reasonably believes would lead to an Acquisition Proposal, as the case may be, the Target shall promptly notify the Acquiror thereof in writing specifying the identity of the Person making such Acquisition Proposal or request for nonpublic information and the specific terms of same.

(c)	Notwithstanding anything to the contrary contained in this Section 4.9, in the event that the Target receives an unsolicited, bona fide written Acquisition Proposal from a Person (other than the Acquiror and its affiliates, agents and representatives) that the Target’s board of directors concludes in good faith (following receipt of the advice of outside counsel and an outside financial advisor) is, or is likely to result in, a Superior Proposal (as defined in Section 4.9(e) below), the Target may take any of the following actions if and to the extent the Target’s board of directors concludes in good faith (following receipt of the advice of outside counsel) that such actions are necessary in order to comply with its fiduciary obligations under applicable law:

(i)	furnish information concerning the Target or the business and assets of the Target or GPRe, and afford access to the properties, books or records of the Target and GPRe to the Person making such Acquisition Proposal; provided, however, that (i) concurrently with such action the Target must give the Acquiror written notice of its (the Target’s) intention to take such action, (ii) the Target must receive from the Person making such Acquisition Proposal an executed confidentiality or nondisclosure agreement containing customary limitations on the use and disclosure of all information, written and oral, received from the Target under this Section 4.9(c) and (iii) contemporaneously with furnishing said information to the Person making the Acquisition Proposal, the Target must also provide the Acquiror with such information to the extent such information has not been previously so provided to the Acquiror; and

(ii)	engage in negotiations with such Person with respect to the Acquisition Proposal; provided, however, that prior to entering into negotiations with such Person, the Target gives the Acquiror written notice of the Target’s intention to enter into negotiations with such Person.

(d)	In response to the receipt of a Superior Proposal, the Target’s board of directors may withhold, withdraw, amend or modify its approval and, if previously made to the Target’s stockholders, its recommendation in favor of this Agreement (each, a “Target Adverse Recommendation Change”) and the transactions contemplated by this Agreement, but only if the following conditions (A) through (F) inclusive are met: (A) the Superior Proposal has not been withdrawn, (B) the Target’s stockholders have not yet voted with respect to or otherwise not yet consented to the approval of the Target’s plan of liquidation and dissolution, this Agreement and the transactions contemplated by this Agreement, (C) the Target has not less than three (3) Business Days prior to taking such action (i) provided the Acquiror with written notice which expressly verifies the Target’s receipt of a Superior Proposal, explains the material terms of such Superior Proposal, discloses the identity of the Person making such Superior Proposal, and states that the Target’s board of directors is vacating its previous approval of this Agreement and the sale of the Assets hereunder, and (ii) provided the Acquiror with a copy of all written materials delivered to the Person making said Superior Proposal, (D) the Target has not breached in any material respect any of the provisions of this Agreement, (E) the Target’s board of directors has determined in good faith (after consultation with the Target’s outside counsel) that such course of action is necessary for compliance with the directors’ fiduciary duties under applicable law, and (F) the Target has negotiated, and its board of directors has determined to enter into, an Acquisition Agreement relating to such Superior Proposal.

If the Target elects to make a Target Adverse Recommendation Change, then the Target shall pay to the Acquiror the fee required to be paid to the Acquiror pursuant to Section 6.2(b) and the Target shall concurrently terminate this Agreement pursuant to Section 6.1(f).

(e)	For purposes of this Section 4.9, “Superior Proposal” means any Acquisition Proposal which the Target’s board of directors (i) determines in good faith is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects thereof, including, but not limited to, the Person making such Acquisition Proposal, and (ii) believes in good faith (after consultation with the Target’s outside counsel and an outside financial advisor) is more favorable to the Target’s stockholders from a financial point of view than the transactions contemplated under this Agreement.

            Section 4.10 Cooperation

            Subject to the approval by the Target’s stockholders of the Target’s plan of liquidation and dissolution, the Target shall (i) use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) execute and deliver, or cause to be executed and delivered, such additional or further bills of sale, endorsements, assignments, consents and other instruments as the Acquiror or the Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to put the Acquiror in possession of the Assets acquired under this Agreement. To such end, at any time, and from time to time, after the Closing, the Target shall, promptly upon request by the Acquiror, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Acquiror may reasonably request in order more effectively to transfer, convey and assign to the Acquiror, or to confirm the Acquiror’s title to, the Assets, and/or to put the Acquiror in possession and control thereof. All such documents shall be in form reasonably satisfactory to the Acquiror. After the Closing, any out-of-pocket expenses related to the foregoing shall be borne by the party incurring such expense.

            Section 4.11 Access to Information

            During the period commencing on the date of this Agreement and continuing through the Closing Date, upon reasonable prior notice from the Acquiror to the Target, the Acquiror shall be permitted to make a full and complete investigation of the assets, business, and books and records of GPRe. For such purpose, the Target shall (i) afford to the Acquiror and its representatives, during normal business hours, full and complete access to Target’s personnel, professional advisors, properties, contracts, books and records and other documents and data, (ii) furnish the Acquiror and its representatives with copies of all such contracts, books and records, and other existing documents and data as the Acquiror may reasonably request, and (iii) furnish the Acquiror and its representatives with such additional financial documentation (including Tax Returns and supporting documentation), audit work papers, if any, operating and other data and financial information as the Acquiror may reasonably request, in each case relating to GPRe. No information or knowledge obtained in any investigation pursuant to this Section 4.11 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

            Section 4.12 F-4 Registration Statement

            Within sixty (60) days after execution of this Agreement or as promptly thereafter as reasonably practicable, the Parent shall prepare and file with the SEC a registration statement on Form F-4 and/or any other documents required by the Securities Act or the Exchange Act in connection with the transaction contemplated by this Agreement, specifically the registration of the maximum number of shares of Parent Common Stock that comprise the Stock Consideration pursuant to this Agreement. The Acquiror and the Parent shall use their commercially reasonably efforts to cause the F-4 registration statement to become effective under the Securities Act as promptly as reasonably practicable after such filing (giving due regard to any comments from the SEC pertaining to such filing). The Parent and the Acquiror shall also take all action required to be taken under any applicable state securities or “blue sky” laws in connection with the Stock Consideration. The Target shall provide the Parent and its counsel for inclusion in the F-4 registration statement, in form and substance reasonably satisfactory to the Parent and its counsel, such information concerning the Target, GPRe or the Target’s or GPRe’s business as the Parent may reasonably request, including the financial statements of the Target and GPRe identified in Section 2.5 above as well as the required SEC opinion of its tax counsel regarding the disclosure in the registration /proxy statement required by the SEC regarding the material U.S. federal income tax consequences of the Reorganization. Each of the Parent, the Acquiror and the Target shall use its respective commercially reasonable efforts to respond to any comments that the SEC may forward regarding the F-4 registration statement and to have the F-4 registration statement declared effective under the Securities Act, as promptly as practicable after the filing of same. The Parent will notify the Target promptly of the receipt of any comments from the SEC or its staff for amendments or supplements to the F-4 registration statement or for additional information, and the Target shall supply the Parent with all information relating to the Target or GPRe that the Parent or its counsel deem necessary to appropriately respond to the SEC or to prepare an amendment or supplement to the F-4 registration statement for filing.

            Section 4.13 GPRe Name

            The Target hereby agrees to relinquish any and all rights and claims to use the name “Global Preferred Re Limited” as of the Effective Time and agrees to transfer any and all such rights and claims as of the Effective Time to the Acquiror and/or the Parent, as the Acquiror may direct reasonably prior to the Closing Date. The Target shall retain any and all rights and claims to use the name “Global Preferred Holdings.”

            Section 4.14 Regulatory Filings

            As soon as may be reasonably practicable, the Target and the Parent each shall file any reports, documents, filings or other data required to be filed pursuant to the HSR Act or the Insurance Act relating to the transactions contemplated herein. The Target and the Parent each shall as promptly as reasonably practicable (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the HSR Act, the Insurance Act or by the Bermuda Monetary Authority and which the parties may reasonably deem appropriate; provided, however, that the Parent shall not be required to agree to any divestiture by the Parent or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of the Parent or its subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

            Section 4.15 Tax Provisions

            Each of the Parent and the Acquiror covenants and agrees that:

(a)	The fair market value of the Stock Consideration received by each Target shareholder will be approximately equal to the fair market value of the Assets surrendered in the exchange pursuant to, and in connection with, the Reorganization. No holder of the Target Common Stock will receive in exchange for Target Common Stock, directly or indirectly, any consideration from Acquiror other than the Parent Common Stock (except in the case of cash in lieu of fractional shares).

(b)	Both immediately before and immediately after the Closing, the Parent shall control the Acquiror within the meaning of Section 368(c) of the Code. At those times, the Acquiror shall not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any Person could acquire stock in the Acquiror that, if exercised or converted, would affect the Parent’s control of the Acquiror within the meaning of Section 368(c) of the Code.

(c)	The Parent and the Acquiror shall pay their expenses incurred in connection with the Reorganization and this Agreement, and not those of the Target (or any other shareholder, officer, director or other Person affiliated with the Target).

(d)	Following the Closing, the Acquiror (or a member of the Acquiror’s qualified group as defined in Treasury Regulation Section 1.368-1(d)(4)) intends to continue the Target’s historical business (such business carried on indirectly through GPRe) or to use a significant portion of the Assets in a business (and for purposes of this particular representation, treating the business assets of GPRe as Assets).There is no plan or intention for the Parent, Acquiror or any Person related (as defined in Treasury Regulations Section 1.368-1(e)(3)) to the Parent, to acquire any of the Stock Consideration from a stockholder of Target through any transaction, agreement or arrangement with any other Person, except for cash distributed to Target’s shareholders in lieu of fractional shares of Parent Common Stock.

(e)	Neither the Parent nor the Acquiror has a plan or intention to sell or otherwise dispose of any of the Assets, except in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or in Treasury Regulation Section 1.368-2(k). GPRe may be liquidated in a transaction separate from the transactions contemplated by this Agreement. Such liquidation would not be completed by any binding commitment existing at Closing, nor would any part of this Agreement be meaningless if the liquidation did not occur.

(f)	There is no inter-corporate indebtedness existing between the Target and either the Parent or the Acquiror that was issued, acquired or will be settled at a discount.

(g)	Neither the Parent nor the Acquiror shall assume any liabilities, obligations or commitments of the Target of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown) in connection with the Reorganization.

(h)	Following the transaction, the Acquiror shall not issue additional shares of its securities that would result in the Parent losing control of the Acquiror within the meaning of Section 368(c) of the Code.

(i)	The Acquiror and Target shall pay fees related to filings under the HSR Act in accordance with Section 7.11. Such fees shall be solely and directly related to the transfer of Assets as that term is used in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(j)	The payment of cash in lieu of fractional shares of Parent Common Stock shall be solely for the purpose of avoiding the expense and inconvenience to the Parent of issuing fractional shares. The payment shall not give any Person an increased interest in the assets or earnings and profits of the Parent or the Acquiror, and shall not represent separately bargained-for consideration. The total cash consideration that shall be paid to the Target shareholders in lieu of fractional shares shall not exceed one percent (1%) of the total consideration that will be issued by Parent to the Target shareholders in the transaction. The fractional share interests of each Target shareholder shall be aggregated, and no Target shareholder shall receive cash in lieu of fractional shares in an amount equal to or greater than the value of one (1) full share of Parent Common Stock.

(k)	Unless otherwise required by law, the Parent and the Acquiror shall not take any position on their tax returns inconsistent with treatment of the transfer of the Assets hereunder as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. The Acquiror shall comply with the recordkeeping and filing requirements of Treasury Regulation Section 1.368-3.

(l)	The Parent shall not have owned, directly or indirectly, stock of the Target during the five-year period ending on the Closing Date.

(m)	Neither the Parent nor the Acquiror is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

The Target covenants and agrees that:

(n)	The fair market value of the Stock Consideration to be received by each Target shareholder, together with the fair market value of all assets retained by Target and distributed to the Target shareholders upon dissolution of Target pursuant to this Agreement, will be approximately equal to the fair market value of the Target Common Stock surrendered by the Target shareholders pursuant to, and in connection with, the Reorganization. No holder of the Target Common Stock will receive in exchange for Target Common Stock, directly or indirectly, any consideration from Acquiror other than Parent Common Stock (except in the case of cash in lieu of fractional shares.)

(o)	The Target shall not have acquired any of its stock during the five (5) year period ending on the date hereof.

(p)	The Assets shall constitute at least ninety percent (90%) of the fair market value of the Target’s net assets and at least seventy percent (70%) of the fair market value of the Target’s gross assets held by Target immediately prior to the Closing Date. For this purpose, amounts used by the Target to pay reorganization expenses, amounts paid by Target to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by the Target during the period from the date hereof until the Closing Date shall be included as the Target’s assets held immediately prior to the Closing Date.

(q)	No share of stock of the Target or of GPRe shall be subject to any Code provision that would recapture or otherwise recharacterize any gain or loss on its disposition (for example, sections 1017(d) (relating to recapture of basis reductions to account for certain cancellation of debt income), 1092 (relating to straddles), or 1258 (relating to conversion transactions)).

(r)	The Target shall dissolve as expeditiously as possible after the Closing Date, and, in all cases, within the twelve (12) month period described in Section 4.5(a) and, except as provided in Section 4.5(d), Target will distribute to its shareholders the Parent Common Stock it received in the Reorganization.

(s)	Unless otherwise required by law, the Target shall not take any position on its tax return inconsistent with treatment of the transfer of the Assets hereunder as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. The Target shall comply with the recordkeeping and filing requirements of Treasury Regulation Section 1.368-3.

(t)	The Target and its shareholders shall pay their expenses incurred in connection with the Reorganization and this Agreement.

(u)	There is no inter-corporate indebtedness existing between the Target and either the Parent or the Acquiror that was issued, acquired or will be settled at a discount.

(v)	Neither the Parent nor the Acquiror shall assume any liabilities, obligations or commitments of the Target of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown) in connection with the Reorganization.

(w)	On the Closing Date, the Target shall be solvent, and not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

            Section 4.16 Standstill

            From the date hereof until the Closing Date, neither the Parent nor any affiliates of the Parent, acting on its behalf or in concert with it, will directly or indirectly (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, a majority of any class of any securities of the Target, or (b) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of, a majority of any class of any securities of the Target.

            Section 4.17 Grant of Target Options

            During the period from the date hereof through the Closing Date or earlier termination of this Agreement, Target will, prior to granting new options to purchase shares of Target, obtain the unanimous approval of Target’s board of directors.

            Section 4.18 Sale of Non-WRL Assets of GPRe

            Notwithstanding the provisions of Sections 4.1 and 4.9 above, during the period from the date hereof through the Closing Date, Target may solicit and negotiate one or more transactions for the sale of Non-WRL Assets owned by GPRe. Prior to entering into a binding agreement to sell any such assets of GPRe, Target shall obtain the written consent of Acquiror, which consent shall not be unreasonably withheld or delayed. In the event that Target or GPRe shall dispose of any such assets, then the aggregate amount, if any, by which the consideration received by GPRe prior to the Closing Date for the sale of each such asset owned by GPRe, net of taxes owed on such consideration, exceeds the Baseline Amount for such asset set forth in Section 4.18 of the Target Disclosure Schedule hereto shall be referred to herein as the “Excess Non-WRL Consideration.”

            Section 4.19 Stock Consideration

            The parties acknowledge that the Parent (A) intends to purchase from third parties all the Parent Common Stock comprising the Stock Consideration after the date hereof and prior to the Closing Date and (B) shall not be obligated to use any shares of Parent Common Stock in its treasury or authorized and unissued as of the date hereof towards the satisfaction of its obligation to deliver the Stock Consideration. Because the obligations of the parties remain subject to the satisfaction of the conditions set forth in Article V, including receipt of Target Stockholder Approval, the parties acknowledge that the Parent intends to repurchase some or all of the shares of the Parent Common Stock comprising the Stock Consideration during the period after the Target Stockholder Meeting and before the Closing Date. Assuming that Target Stockholder Approval is obtained at the Target Stockholder Meeting, the Parent shall use its best efforts to complete its purchase of shares of Parent Common Stock comprising the entire Stock Consideration during the first seven (7) Business Days that are not Blackout Days following the date of the Target’s Stockholders Meeting. Each day commencing on January 3, 2005 through March 3, 2005 and on April 20, 2005 through May 11, 2005 and on each day the Parent is prohibited from acquiring the Parent Common Stock either by law or stock exchange requirement or in order to comply with its internal trading policies shall be a “Blackout Day.”

ARTICLE V

CONDITIONS

            Section 5.1 Conditions to the Obligations of Each Party

            The respective obligations of each party to effect the transactions contemplated by Article I shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a)	the Reorganization shall have been approved by the Target’s stockholders as required by the Delaware General Corporation Law and the Target’s certificate of incorporation and bylaws;

(b)	no litigation, claim or investigation shall have been initiated or threatened by any Governmental Entity or shall have been initiated by any Person nor shall any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity which in each case could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated herein;

(c)	all licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of any Governmental Entity and any other Person to any contracts with the Target and/or GPRe necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, including specifically the approval of the Bermuda Monetary Authority for the transfer of the Shares to the Acquiror;

(d)	early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable;

(e)	the registration statement on Form F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement on Form F-4 shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC;

(f)	tax counsel to the Target shall have delivered to the Target an opinion that the transactions contemplated by this Agreement qualify as a reorganization of the Target under Section 368(a)(1)(C) of the Code; and

(g)	KPMG, LLP, tax advisor to the Parent shall have delivered to the Acquiror and the Parent (or an affiliate thereof) an opinion that the transactions contemplated by this Agreement qualify as a reorganization of the Target under Section 368(a)(1)(C) of the Code.

            Section 5.2 Additional Conditions to the Obligations of the Target

            The obligation of the Target to effect the transactions contemplated by Article I is also subject to each of the following conditions:

(a)	the Acquiror and the Parent shall in all material respects have performed each obligation to be performed by each of them hereunder on or prior to the Closing Date;

(b)	the representations and warranties of the Acquiror and the Parent set forth in this Agreement which are qualified by materiality or Material Adverse Effect shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date;

(c)	the representations and warranties of the Acquiror and the Parent set forth in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(d)	from the date hereof through the Closing Date, there shall not have occurred any Material Adverse Effect on either the Acquiror or the Parent, nor shall any event, fact or circumstance have occurred during such time that could reasonably be likely to result in a Material Adverse Effect on either the Acquiror or the Parent;

(e)	the Acquiror and the Parent shall have delivered or caused to be delivered to the Target the documents required under Section 1.5 of the Agreement; and

(f)	the Acquiror and the Parent shall have delivered such certificates as are reasonably requested by the Target certifying the satisfaction of the foregoing conditions.

            Section 5.3 Additional Conditions to the Obligations of Parent and the Acquiror

            The obligation of the Parent and the Acquiror to effect the transactions contemplated by Article I are also subject to each of the following conditions:

(a)	the Target shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date;

(b)	the representations and warranties of the Target set forth in this Agreement which are qualified by materiality or Material Adverse Effect shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(c)	the representations and warranties of the Target set forth in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(d)	the Target shall have delivered such certificates as are reasonably requested by the Parent certifying the satisfaction of the foregoing conditions;

(e)	prior to the Closing Date, the Target shall have obtained the Target Stockholder Approval;

(f)	the Parent and the Acquiror shall have received all consents, authorizations or approvals referred to in Section 3.3 hereof, in each case in form and substance reasonably satisfactory to the Parent and the Acquiror, and no such consent, authorization or approval shall have been revoked;

(g)	the Target has delivered or caused to be delivered to the Parent and the Acquiror the documents required under Section 1.4 of the Agreement;

(h)	from the date of the GPRe Financial Statements through the Closing Date, there shall not have occurred any Material Adverse Effect on either the Target or GPRe, nor shall any event, fact or circumstance have occurred during such time that could reasonably be likely to result in a Material Adverse Effect on either the Target or GPRe;

(i)	the Parent shall have purchased after the date hereof Parent Common Stock comprising the Stock Consideration in accordance with Section 4.19; and

(j)	the Executive Board of the Parent and the board of directors of the Acquiror shall have authorized and/or ratified the Parent’s and the Acquiror’s execution and delivery of this Agreement and not have withdrawn such approval or ratification.

ARTICLE VI

TERMINATION AND AMENDMENT

            Section 6.1 Termination

            This Agreement may be terminated at any time prior to the Effective Time:

(a)	by the mutual written consent of the Parent, the Acquiror and the Target;

(b)	by either the Target or the Parent and/or the Acquiror, if:

(i)	any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action could reasonably be expected to result in a material delay in the Closing or a material reduction in the benefits expected by any of the parties from the transactions contemplated hereby; or

(ii)	any Person brings a claim or action before any Governmental Entity seeking to restrain, enjoin or otherwise prohibit any of the transactions contemplated by this Agreement; or

(c)	by the Target if:

(i)	the Parent and/or the Acquiror shall have breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which would cause a failure of a condition set forth in Article V, and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Target to the Parent and/or the Acquiror of such breach; or

(ii)	prior to the Effective Time, either the Parent’s Executive Board and/or the Acquiror’s board of directors shall have withdrawn, modified or changed in a manner adverse to the Target its approval of this Agreement or the transactions contemplated thereby; or

(iii)	Parent shall not have filed the F-4 registration statement referenced in Section 4.12 with the SEC by the date sixty (60) days following the date of this Agreement, unless the delay is caused by the unreasonable delay of the Target; or

(iv)	the Closing is not consummated on or before August 1, 2005 (or such later date as shall have been approved by the Target, the Parent and the Acquiror), unless the failure of such occurrence shall be due to the failure of the Target or GPRe to perform or observe the covenants and agreements hereof to be performed or observed by the Target or GPRe at or before Closing;

(v)	the Share Price is greater than eur. 12.108.

(d)	by either the Target or the Parent and/or the Acquiror if the Target Stockholder Approval is not obtained at the Target’s Stockholder Meeting;

(e)	by the Parent and/or the Acquiror if:

(i)	prior to the Effective Time, the Target’s board of directors shall have withdrawn, modified or changed in a manner adverse to the Parent and/or the Acquiror its approval or recommendation of this Agreement pursuant to Section 4.9 or if the Acquiror receives a notice pursuant to Section 4.9(d)(C); or

(ii)	the Target breaches any of its obligations under Section 4.9; or

(iii)	prior to the Effective Time, the Target shall have breached in any material respect any representation, warranty or covenant contained in this Agreement, which would cause a failure of a condition set forth in Article V, and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Parent and/or the Acquiror to the Target of such breach;

(iv)	the Closing is not consummated on or before August 1, 2005 (or such later date as shall have been approved by the Parent, the Target and the Acquiror), unless the failure of such occurrence shall be due to the failure of the Parent to perform or observe the covenants and agreements hereof to be performed or observed by the Parent at or before Closing; or

(v)	the Share Price is less than eur. 8.072.

(f)	by the Target in accordance with the terms and conditions of Section 4.9(d).

            Section 6.2 Effect of Termination

(a)	In the event of the termination of this Agreement under Section 6.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except with respect to this Section 6.2, which shall survive termination of this Agreement indefinitely.

(b)	If this Agreement is terminated by the Target pursuant to Section 6.1(c)(ii) or 6.1(c)(iv) above, or by any of the Target, the Parent or the Acquiror pursuant to Section 6.1(d) above or by either the Parent or the Acquiror pursuant to Section 6.1(e)(i), 6.1(e)(ii) or 6.1(e)(iv) above, then:

(A)	in the case of termination pursuant to Section 6.1(c)(ii), the Parent and/or the Acquirer shall, within two (2) Business Days following such termination, pay in cash to the Target as a termination fee a lump sum of $2,000,000; or

(B)	in the case of termination pursuant to Section 6.1(d), (i) the Target shall, within two (2) Business Days following such termination, pay in cash to the Acquiror as a termination fee a lump sum of $1,000,000, and (ii) if within twelve (12) months after the date of termination of this Agreement, the Target enters into an Acquisition Agreement with any Person with respect to an Acquisition Proposal or any Acquisition Proposal with respect to the Target is consummated, then the Target shall pay to the Acquiror, not later than two (2) Business Days after the earlier of the date such agreement is entered into or such Acquisition Proposal is consummated, an additional lump sum amount in cash equal to $500,000;

(C)	in the case of termination pursuant to Section 6.1(e)(i) or Section 6.1(e)(ii), the Target shall, within two (2) Business Days following such termination, pay in cash to the Acquiror as a termination fee a lump sum of $2,000,000; or

(D)	in the case of termination pursuant to Sections 6.1(c)(iv) or 6.1(e)(iv), if at the time of such termination any of the conditions to Closing in Sections 5.3(f), (i) or (j) have not been satisfied, then the Parent and/or the Acquiror shall, within two (2) Business Days following such termination, pay in cash to the Target as a termination fee a lump sum of $1,000,000. Notwithstanding the above provision, if at the time of such termination, all conditions to Closing, other than the conditions in Section 5.3(f), have been satisfied and Parent and/or the Acquiror have exercised their good faith, commercially reasonable best efforts to satisfy the conditions of Section 5.3(f), then the termination fee in the preceding sentence shall be reduced to $200,000.

(c)	The parties acknowledge and agree that the agreements contained in Section 6.2(b) are an integral part of the transactions contemplated by this Agreement.

            Section 6.3 Waiver and Amendment

            Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective boards of directors (or authorized representative) of the Parent, the Acquiror or the Target. No such amendment shall reduce the amount or change the form of the consideration to be delivered to the Target as contemplated by this Agreement or otherwise materially adversely affect the interests of the Target unless such amendment is approved by the Target’s board of directors. No amendment to this Agreement shall be effective unless it has been executed by the Target, the Parent and the Acquiror.

ARTICLE VII

MISCELLANEOUS

            Section 7.1 Survival of Representations, Warranties, Covenants and Agreements

The representations, warranties, covenants and agreements of the Target, the Parent and the Acquiror contained in this Agreement, or in any instrument, certificate or other agreement delivered pursuant to this Agreement, shall survive the Closing until the filing by Target of a Certificate of Dissolution with the State of Delaware, but in no event beyond the date ninety (90) days prior to the end of the Dissolution Period.

Section 7.2 Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Target:

     Global Preferred Holdings, Inc.
     6455 East Johns Creek Crossing
     Suite 402
     Duluth, Georgia 30097
     Attention: Ed McKernan
     Telecopy No.: (770) 248-3323

With a copy to:

     Morris, Manning & Martin, LLP
     1600 Atlanta Financial Center
     3343 Peachtree Road
     Atlanta, Georgia 30326
     Attn: Ward S. Bondurant, Esq.
     Telecopy No.: (404) 365-9532

If to Parent:

(via mail):

     AEGON N.V.
     P.O. Box 202
     2501 CE The Hague
     The Netherlands
     Attention: Mr. Don Shepard
     Telecopy No.: (31-70) 347-7929

(via hand delivery):

     AEGON N.V.
     AEGONplein 50
     2591 TV The Hague
     The Netherlands
     Attention: Mr. Don Shepard
     Telecopy No.: (31-70) 347-7929

With a copy to:

     Allen & Overy LLP
     1221 Avenue of the Americas
     New York, NY 10020
     Attn: Peter Harwich
     Telecopy No.: (212) 610-6399

and to:

     GPRe Acquisition Corp.
     4333 Edgewood Road, NE
     Cedar Rapids, Iowa 52499
     Attention: Mr. Craig D. Vermie
     Telecopy No.: (319) 369-2218

If to the Acquiror:

     GPRe Acquisition Corp.
     4333 Edgewood Road, NE
     Cedar Rapids, Iowa 52499
     Attention: Mr. Craig D. Vermie
     Telecopy No.: (319) 369-2218

With a copy to:

     GPRe Acquisition Corp.
     11315 Johns Creek Parkway
     Duluth, GA. 30097-1517
     Attention: Scott Ham
     Telecopy No.:(678) 966-6295

     Section 7.3 Descriptive Headings; Interpretation

     The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. The words “to the knowledge of the Target” or “to the Target’s knowledge” and any words of similar import shall mean that any one of the persons listed on Exhibit A has actual knowledge of the matter. The words “to the knowledge of Parent” or “to Parent’s knowledge” and any words of similar import shall mean that any one of the persons listed on Exhibit B has actual knowledge of the matter.

     Section 7.4 Counterparts

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     Section 7.5 Entire Agreement

     This Agreement contains the entire agreement between Parent, the Acquiror and the Target with respect to the transactions contemplated by this Agreement, and supersedes all prior arrangements or understandings with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 7.6 GOVERNING LAW

     THIS AGREEMENT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE

(WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF ANOTHER JURISDICTION’S LAW TO APPLY).

            Section 7.7 Severability

            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

            Section 7.8 Enforcement of Agreement

            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 7.9 Assignment

            Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

            Section 7.10 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

            EACH PARTY IRREVOCABLY CONSENTS TO AND AGREES THAT ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING BY OR AGAINST IT WITH RESPECT TO ITS RIGHTS, OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH

RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT.

            Section 7.11 Fees and Expenses

            All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, however, that any fees incurred by any of the Target, the Parent or the Acquiror in connection with any filings required by the HSR Act shall be borne equally by the Target and the Acquiror.

ARTICLE VIII

DEFINITIONS

            Section 8.1 Definitions

            For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise, the following terms shall have the following meanings:

            “Agreement” or “this Agreement” means this Agreement and Plan of Reorganization, together with the Exhibits and Schedules hereof and the Target Disclosure Schedule.

            “Assets” have the meaning set forth in the preamble hereof.

            “Acquiror” has the meaning set forth in the preamble hereof.

            “Business Day” means a day that is not (i) a Saturday or Sunday or (ii) a day on which commercial banks in the State of Delaware are required by law to be closed, or (iii) a day on which the New York Stock Exchange is closed, or (iv) a day on which the Amsterdam Stock Exchange is closed, or (v) a day on which commercial banks in Amsterdam are required by law to be closed.

            “Cash Amount” means fifty seven million dollars US$ 57,000,000, which amount shall not be reduced by any Permitted GPRe Distributions.

            “Closing” means the closing referred to in Section 1.3 hereof.

            “Closing Date” means the date on which the Closing occurs.

            “Code” has the meaning set forth in the preamble hereof.

            “Contracts” has the meaning set forth in Section 2.11.

            “Converted Cash Amount” means the value, in euros, which the Cash Amount would convert into at the US Dollar-to-Euro exchange rate shown in the “Key Currency Cross Rates”

table published in The Wall Street Journal on the 6th Business Day prior to the first trading day used in the determination of the Share Price hereunder.

            “Dissolution” means the dissolution and liquidation of the Target, in accordance with Delaware law, subsequent to the consummation of the sale of the Assets contemplated by this Agreement.

            “Dissolution Period” has the meaning set forth in Section 4.5(a) hereof.

            “Effective Time” means the close of business on the Closing Date, at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided that the Closing has actually occurred.

            “Environmental Law” means any applicable law, permit, consent, directive or judgment of a Governmental Entity relating to human health and safety, hazardous substances, or the environment (including ambient air, surface water, groundwater, land surface or surface strata, natural resources and man-made structures).

            “Excess Non-WRL Consideration” has the meaning set forth in Section 4.18 hereof.

            “Files and Records” means all files, plans, surveys and documents, whether in hard copy, electronic or magnetic format, of the Target relating to the Assets.

            “Financial Statements” has the meaning set forth in Section 1.4(e) hereof.

            “Governmental Entity” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government, including the Bermuda Monetary Authority and any autonomous or semi-autonomous regulatory body.

            “GPRe” has the meaning set forth in the preamble hereof.

            “Intellectual Property” has the meaning set forth in Section 2.16 hereof.

            “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

            “Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the financial condition, business or annual or quarterly earnings capacity of the Person, on a consolidated basis, except to the extent that such adverse effect results from changes affecting the reinsurance industry generally, or (b) the ability of the Person to consummate the transactions contemplated by this Agreement.

            “Non-WRL Assets” means those Contracts for reinsurance entered into by GPRe with Persons other than Western Reserve Life Assurance Company of Ohio, including the business derived therefrom.

            “Parent” has the meaning set forth in the preamble hereof.

            “Parent Common Stock” means AEGON N.V. common shares of New York registry, par value eur. 0.12 per share.

            “Parent Dutch Shares” means AEGON N.V. common shares, par value eur. 0.12 per share.

            “Parent Reports” has the meaning set forth in the second sentence of Section 3.8 hereof.

            “Permitted GPRe Distributions” means one or more dividends or distributions paid by GPRe to Target between the date of this Agreement and the Effective Time, not to exceed in the aggregate an amount equal to the sum of (i) the Cash Amount multiplied by the product of multiplying 0.000112 by the number of calendar days between December 31, 2004 and the Effective Time, inclusive and (ii) the Excess Non-WRL Consideration.

            “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

            “Reorganization” means the reorganization of the Target under Section 368(a)(1)(C) of the Code contemplated by the terms of this Agreement which includes the transfer of substantially all of the assets of the Target to the Acquiror in exchange for the Stock Consideration, followed by the distribution in liquidation by the Target of the Stock Consideration received from Parent plus any other assets retained by the Target to the holders of the Target Common Stock.

            “Shares” has the meaning set forth in the preamble hereof.

            “Share Price” means the average of the closing prices of the Parent Dutch Shares quoted on Euronext Amsterdam as reported in The Euronext Amsterdam Daily Official List (Officiële Prijscourant van Euronext Amsterdam N.V.) on each of the last 20 trading days ending on the day which is the last Business Day prior to the Target’s Stockholder Meeting, whether or not trades occurred on those days, rounded to four decimals. If the Parent declares (i) a dividend or distribution on Parent Dutch Shares or (ii) any subdivision, reverse stock split or comparable reclassification of Parent Dutch Shares, and the ex-dividend date (in the case of a dividend or distribution) or the record date (in the case of a subdivision, reverse stock split or comparable reclassification) occurs after the commencement of the measurement period for the Share Price, but prior to the Closing Date, then, in each such case, the Share Price shall be reduced to provide to Target additional Stock Consideration equal in value to the value of the dividend distribution or other property that Target would have received had the Closing Date occurred prior to such ex-dividend or record date, as the case may be. Each such adjustment shall be prorated by multiplying the adjustment by a fraction where the number of trading days used in the calculation of the Share Price that occurred during the period prior to the ex-dividend date or record date applicable to such adjustment is the numerator and 20 is the denominator.

            “Stock Consideration” is the number of shares of Parent Common Stock, equal to the Converted Cash Amount divided by the Share Price. Only whole shares of Parent Common Stock shall be issued as Stock Consideration; any fractional share shall be rounded up to a whole share.

            “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least a majority of the value of the outstanding equity is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

            “Target” has the meaning set forth in the preamble hereof.

            “Target Common Stock” means the common stock of the Target, par value $0.001 per share.

            “Target Disclosure Schedule” has the meaning set forth in the first sentence of Article II hereof.

            “Target Stockholder Approval” has the meaning set forth in the first sentence of Section 2.2 hereof.

            “Target’s Stockholder Meeting” means the special meeting of the holders of the Target Common Stock required by the Delaware General Corporation Law to be held in accordance with Section 271 of the Delaware General Corporation Law as well as the Target’s bylaws and certificate of incorporation to consider adopting a resolution authorizing this Agreement and the transactions contemplated hereby.

            “Taxes” (including, with correlative meaning, “Tax”) means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security, use, capital or other taxes, including any interest, penalties or additions attributable thereto, and “Tax Return” means any return, report, information return or other document (including any related or supporting information), or amendment thereto, with respect to Taxes or the refiling of any such Tax Return previously filed.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

AEGON N.V.
By:	/s/ Donald Shepard
	Name:	Donald Shepard
	Title:	Chairman, Executive Board

GPRE ACQUISITION CORP.
By:	/s/ Jerome C. Vahl
	Name:	Jerome C. Vahl
	Title:	President

GLOBAL PREFERRED HOLDINGS, INC.
By:	/s/ Edward McKernan
	Name:	Edward McKernan
	Title:	President and Chief Executive Officer